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                                                                Exhibit 23.2
                                                                ------------

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Analog Devices, Inc. (the "Registrant") pertaining to the Analog Devices, Inc. Deferred Compensation Plan of our report dated November 29, 1994, with respect to the consolidated financial statements of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended October 29, 1994, filed with the Securities and Exchange Commission. Our report mentioned above includes the following explanatory paragraph: As discussed in Note 6 to the consolidated financial statements, claims and actions have been brought against the Registrant and the ultimate outcome of these claims and actions cannot presently be determined. Accordingly, no such provision for any liability, if any, that may result has been made in the financial statements.



Boston, Massachusetts                                        Ernst & Young LLP
December 7, 1995